Exhibit 99.1

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRIC COMPLETES ACQUISITION OF NEW AQUA, LLC

•Provides FE with Water Treatment scale, brand strength, geographic presence, and greater access to critical water quality dealer channel.
•Expands Water Treatment product portfolio of both residential and commercial offerings and enhances competitive position in a highly fragmented end market.
•Creates a new FE growth platform that can leverage product development, operational and supply chain efficiencies, and potential for geographic expansion.
•Total consideration of $150 million.
•Anticipated to be accretive to 2021 earnings per share (EPS).
Fort Wayne, IN - May 17, 2021 - Franklin Electric Co., Inc. (NASDAQ: FELE) announced today that it has acquired New Aqua, LLC and its wholly owned subsidiaries, headquartered in Indianapolis, Indiana in an all-cash transaction valued at $150 million, subject to customary adjustments. The transaction is expected to be accretive to earnings per share (EPS) in 2021 in the range of $0.04 to $0.06 per share. As a result, the Company has revised its full year 2021 earnings per share before restructuring expenses guidance to be in the range from $2.85 to $3.05.

New Aqua is a market leading water treatment business with more than 60 years of proven market success driven by more than 230 employees and 590 independent water quality dealers within the United States. The business currently operates under the brand names Aqua Systems and Hellenbrand to manufacture and provide services for a complete line of residential and commercial water treatment and drinking water equipment. New Aqua’s consolidated annual sales in 2020 were approximately $68 million, with EBITDA (a) margins of about 17 percent.

“With this acquisition, Franklin Electric solidifies itself as a leader within the residential and light commercial water treatment space, focused on the wholesale and water quality dealer channels. We look forward to working with our suppliers, wholesale distribution partners and water quality dealers to offer high quality products and services, while also expanding Franklin Electric’s product offerings and reach as a provider of water systems solutions,” commented Gregg Sengstack, Chairperson and Chief Executive Officer of Franklin Electric.

Don Kenney, President of Franklin Electric’s Water Systems segment, said, “We are continuing to invest in prominent water treatment assets as a strategic adjacency to our leading ground water pumping position across the globe. We are pleased to add Aqua Systems’ strong brand to our water treatment businesses, which now operate under the Aqua Systems, Hellenbrand, Sterling, Avid, Puronics, and Waterite brands. Aqua Systems and Hellenbrand both have rich histories as leading providers of premium residential and commercial water treatment systems, and the acquisition will expand our channel, product, and geographic offerings in the United States. I would like to welcome Aqua Systems and Hellenbrand to the Franklin Electric family.”

John Ackerman, former majority owner of Aqua Systems, will continue to serve as an advisor to Franklin Electric during the transition. The current management team of Aqua Systems, including its Chief Executive Officer, Don Line, will remain with the company.

Conference Call

A conference call and presentation to review the acquisition will commence at 4:05 pm ET. The call will be available via a live webcast in a listen only mode by going to:

https://edge.media-server.com/mmc/p/khkp3cyt

If you intend to ask questions during the call, please dial in using 877.643.7158 for domestic calls and 914.495.8565 for international calls. The conference ID is: 7685787.

A replay of the conference call will be available Monday, May 17, 2021 at 7:00 pm ET through 7:00 pm ET on Monday, May 24, 2021, by dialing 855.859.2056 for domestic calls and 404.537.3406 for international calls. The replay passcode is: 7685787.

Presentation slides will be discussed on the call and will be available for review around 4:00 pm ET on the Franklin Electric website Investor Relations page or through the following link:

https://franklin-electric.com/company/investor-relations/

About Franklin Electric

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

Franklin Electric Contact:

John J. Haines
Franklin Electric Co., Inc.
260-824-2900
Email: jhaines@fele.com

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, epidemics and pandemics, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2020, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

(a) EBITDA is Earnings before Interest, Taxes, Depreciation and Amortization adjusted for one-time items.